EXHIBIT 10.1

AMENDMENT TO LEASE AGREEMENT

This Amendment to Lease Agreement (the “Amendment”) is entered as of April 1, 2010, by and between CABOT II-KY1M01, LLC, a Delaware limited liability company (“Landlord”), successor in interest to Paul Hemmer Development Co., III, a Kentucky corporation (“Original Landlord”), and LESLIE’S POOLMART, INC., a Delaware corporation (“Tenant”), with reference to the following.

RECITALS:

A. Landlord and Tenant are parties to a certain Lease Agreement dated April 30, 1998 (the “Original Lease”) pursuant to which Landlord now leases to Tenant approximately 146,000 square feet of space in the Building (the “Building”) commonly known as 1231 Aviation Boulevard, Hebron, Kentucky (the “Premises”).

B. The parties desire to amend the Original Lease to provide for the extension of the Lease Term.

NOW THEREFORE, In consideration of the premises, and of the agreements of the parties herein, the parties agree as follows.

1. DEFINITIONS. Each term used but not defined in this Amendment shall mean what the Original Lease provides. Henceforth, each term in the Original Lease defined in this Amendment shall mean what this Amendment provides. The Original Lease, as this Amendment amends it, is the “Lease.”

2. EXTENSION OF TERM. The Term is extended so that it ends on May 31, 2018, rather than November 30, 2010. Tenant shall accept the Premises in as is condition on April 1, 2010. No options to extend the Term or end the term in the Original Lease are effective. No agreements by Landlord in the Original Lease to improve or expand the Premises or pay for the improvement or expansion of the Premises are effective.

3. RENT. (a) From and after December 1, 2010, Tenant shall pay Landlord as annual base rent in advance in equal monthly installments on the first day of each month during the Term as this Amendment extends it and as Section 6(a) of the Original Lease otherwise provides in the following amounts:

December 1, 2010-May 31, 2011:	$0.00

June 1, 2011-May 31, 2012	$29,808.00

June 1, 2012-May 31, 2013	$31,025.00

June 1, 2013-May 31, 2014	$32,242.00

June 1, 2014-May 31, 2015	$33,458.00

June 1, 2015-May 31, 2016	$34,657.00

June 1, 2016-May 31, 2017	$35,892.00

June 1, 2017-May 31, 2018	$37,108.00

(b) During the term as so extended, Tenant shall continue to pay all other amounts that the Original Lease, including Section 6 thereof, requires.

5. OPTIONS TO EXTEND TERM. (a) Provided that the following conditions are satisfied, the Lease Term shall extend from and after June 1, 2018 to and through May 31, 2023 (such extension of the Term is the “First Extension Term”), unless this Lease provides that the Term should end earlier:

(i) No event of default (as defined in Section 23(a) of the Original Lease) beyond any applicable cure period shall have occurred and be continuing;

(ii) Tenant is Leslie’s Poolmart, Inc., a Delaware corporation, or other approved assignee;

(iii) Tenant is actually occupying the Premises; and

(iv) Tenant notifies Landlord by September 1, 2017 that Tenant is exercising its option to extend the Lease Term for the First Extension Term.

(b) Provided that the following conditions are satisfied, the Lease Term shall extend from and after June 1, 2023 to and through May 31, 2028 (such extension of the Term is the “Second Extension Term”), unless this Lease provides that the Term should end earlier:

(i) No event of default (as defined in Section 23(a) of the Original Lease) beyond any applicable cure period shall have occurred and be continuing;

(ii) Tenant is Leslie’s Poolmart, Inc., a Delaware corporation, or other approved assignee;

(iii) Tenant is actually occupying the Premises;

(iv) Tenant shall have exercised its option to extend the Lease Term for the First Extension Term; and

(v) Tenant notifies Landlord by September 1, 2022 that Tenant is exercising its option to extend the Lease Term for the First Extension Term.

(b) (i) If Tenant exercises its option to extend the Lease Term for the First Extension Term from and after June 1, 2018, Tenant shall pay Landlord annual base rent in advance on the first day of each calendar month during the First Extension Term, in the amount of Fair Market Rental determined hereunder. If Tenant exercises its option to extend the Lease Term for the Second Extension Term from and after June 1, 2023, Tenant shall pay Landlord Base Rent in advance on the first day of each calendar month during the Second Extension Term, in the amount of Fair Market Rental determined hereunder. Leslie’s Poolmart, Inc., a Delaware corporation, shall remain absolutely liable for the performance of the Tenant’s obligations during either the First Extension Term or the Second Extension Term unless it shall have obtained a release from landlord of such liability.

(ii) The “Fair Market Rental” during the First Extension Term or the Second Extension Term, as the case may, shall mean a rental rate per rentable square foot in the Premises per year equal to the prevailing rental rate then being obtained by landlords (including Landlord) and the allowances and concessions then being granted by landlords (including Landlord) for comparable space in comparable buildings (including the Building) within five miles of the Premises at the time that Tenant exercises is option to extend the Term for the First Extension Term or the Second Extension Term, as the case may be. The Fair Market Rental shall be determined taking into account the following factors: (i) the location, quality, age, parking delivery area, layout, and “as is” condition of the Building; (ii) the free rent, if any, that Landlord would have granted to secure a new tenant of the Premises at such prevailing rental rate; (iii) the take-over and assumption costs Landlord would have incurred to secure a new tenant for the Premises; (iv) the standard brokerage commission Landlord would have incurred to secure a new tenant for the Premises at such prevailing rental rate; (v) the tenant improvement allowance Landlord would have incurred to secure a new tenant for the Premises at such prevailing rental rate; and (vi) the amount of Operating Expenses and Taxes per rentable square foot per year that Landlord would be required to absorb at such prevailing rental rate to secure a new tenant of the Premises at such prevailing rental rate.

(iii) Landlord and Tenant shall, for a period of thirty (30) days from and after the date of Tenant’s notice to extend the Term (the “Negotiation Period”), meet with each other and negotiate in good faith the Fair Market Rental applicable to the Premises, using the criteria set forth in Section 5 (b) (ii) hereof. If the parties are unable to agree upon the Fair Market Rental during the Negotiation Period, then Landlord shall, within fifteen (15) days after the expiration of such Negotiation Period, deliver to Tenant a written determination of the Fair Market Rental as determined by Landlord (“Landlord’s Determination”). Tenant shall have fifteen (15) days from the date of delivery of Landlord’s Determination to notify Landlord in writing of Tenant’s acceptance of Landlord’s Determination or to deliver to Landlord Tenant’s written determination of the Fair Market Rental (“Tenant’s Determination”). If Tenant does not deliver Tenant’s Determination to Landlord within such fifteen (15)-day period, Tenant shall be deemed to have accepted Landlord’s Determination, and Landlord’s Determination shall be the Fair Market Rental. If Tenant does deliver Tenant’s Determination within such fifteen (15)-day period, then the determination of Fair Market Rental will be settled at arbitration in accordance with the provisions of this Section 5 (b). Landlord’s failure to provide the Landlord’s Determination shall not be deemed to be a default by Landlord under this Lease.

(iv) If the Fair Market Rental is to be determined by arbitration, within 45 days after Tenant gives Tenant’s Determination to Landlord, Tenant and Landlord will each appoint an appraiser who is a member of the American Institute of Real Estate Appraisers and who has had a minimum of ten years of experience in office leasing in the metropolitan Cincinnati, Ohio marketplace, and shall deliver written notice of the name of such appraiser to the other party. If only one of Tenant or Landlord so delivers such written notice of the name of such an appraiser, then such appraiser will be deemed to be a mutually acceptable appraiser who will act as the third appraiser described below. If neither Tenant nor Landlord so delivers such written notice of the name of an appraiser to the other party, then the first name of such an appraiser delivered by one party to the other will be deemed to a mutually acceptable appraiser who will act as the third appraiser described below.

(v) If two appraisers are so named by the parties, then the parties shall direct the two appraisers to meet within 15 days after the date on which the notice of the second of such appraisers is so given, to select a third appraiser, who also meets the qualification requirements of the first two appraisers, and who has not acted previously in any capacity for either Landlord or Tenant, and to deliver written notice of the name of such third appraiser to the parties within such 15 day period. If such two appraisers have not so delivered written notice of such third appraiser within such 15 day period, then either party may petition the appropriate court of general jurisdiction sitting in the City of Cincinnati, Ohio to appoint such third appraiser.

(vi) Within ten days after such third appraiser is so named or appointed (including a sole appraiser deemed to be the third appraiser as provided above), Landlord and Tenant will each deliver to the third appraiser Landlord’s and Tenant’s respective estimates of the Fair Market Rental. Such estimates will be delivered to such third appraiser in sealed packages. Such package may contain such supporting data as the party delivering such estimate desires. Landlord will not be bound by Landlord’s Determination when submitting Landlord’s estimate to the third appraiser. Tenant will not be bound by Tenant’s Determination when submitting Tenant’s estimate to the third appraiser.

(vii) If only one of Landlord or Tenant so delivers such estimate to the third appraiser within such time, then the estimate so delivered will be deemed to be the Fair Market Rental, If neither Landlord nor Tenant delivers such estimate to the third appraiser within such time, then the estimate first delivered to the third appraiser thereafter will be deemed to be the Fair Market Rental. Within ten days after the delivery of such estimates by Landlord and Tenant, the third appraiser will make a determination as to which of the Landlord’s or Tenant’s estimate of Fair Market Rental is the closest to the Fair Market Rental.

(viii) The third appraiser must determine either (I) that Landlord’s estimate of the Fair Market Rental is the closest to the Fair Market Rental, or (II) that Tenant’s estimate of the Fair Market Rental is the closest to the Fair Market Rental. The Fair Market Rental identified as the closest by the third appraiser will be the agreed upon Fair Market Rental. The third appraiser may not substitute any other estimate of Fair Market Rental, may not average the estimates of Fair Market Rental estimated by Landlord and Tenant, and may not alter in any manner the estimate of Fair Market Rental made by either Landlord or Tenant (the parties intend that arbitration under this section 5 (b) will be a so called “baseball” arbitration under which the third arbitrator must select either the Landlord estimate of Fair Market Rental or the Tenant’s estimate of Fair Market Rental, as such estimates are submitted to the third arbitrator by the parties).

(ix) Landlord and Tenant will pay (i) the fee of each appraiser that each has chosen, and (ii) half the fee of the third appraiser.

(c) All other provisions of the Lease shall apply during each of the First Extension Term and the Second Extension Term, except that (i) Landlord need not pay any amounts to Tenant for demolition or improvements to the Premises, and (ii) Tenant shall have no further right to extend the Term.

6. TENANT FINISH ALLOWANCE. Landlord shall provide a tenant finish allowance to Tenant in the amount of $100,000 (the “Allowance”). Landlord shall disburse an amount not in excess of the Allowance on or before May 31, 2011 to pay for costs that Tenant incurs at Tenant’s election to repair the heating, ventilation, and air conditioning systems at the Premises, repair or replace warehouse light fixtures that have bad ballasts, replace metal halide light fixtures with T5 or T8 energy efficient fluorescent fixtures, re-carpeting, painting, or any other repair or improvement of the Premises. If Tenant wishes to improve the Premises at any time after execution of this Amendment, Tenant must comply with Section 18 of the Original Lease. Landlord shall disburse the Allowance from time to time, but not more often than once per month, within ten days after Tenant provides evidence to Landlord reasonably substantiating Tenant’s incurring of such costs in a manner that will not result in any claim of a mechanic’s lien against the Premises.

7. BROKERS. Tenant represents and warrants to Landlord that Tenant has not dealt with any real estate broker who or which may be entitled to a commission as a result of the entering of this Amendment except (i) Cassidy Turley (“CT”) and (ii) Cushman & Wakefield (“CW”). Tenant shall indemnify Landlord, hold Landlord harmless from, and defend Landlord with counsel satisfactory to Landlord with regard to the claim of any broker other than CT or CW who or which claims a commission on account of the entering of this Amendment on the basis of having dealt with Tenant. Landlord shall pay CT and CW in accordance with Landlord’s separate agreements with each. Neither CT nor CW has any rights to enforce this Amendment.

8. RATIFICATION. All provisions of the Original Lease not amended hereby shall remain in effect. By this reference, Landlord and Tenant incorporate such remaining effective provisions in the Original Lease herein. Landlord and Tenant hereby ratify the Original Lease, as this Amendment amends it. Tenant acknowledges that Landlord has fully performed all obligations that the Original Lease required Landlord to perform before to Tenant’s signature hereof.

IN WITNESS WHEREOF, each party has caused its duly authorized representative to execute this Amendment.

CABOT II-KY1M01, LLC

By:	Cabot Industrial Value Fund II Operating Partnership, L.P., a Delaware limited partnership, sole member

By:	/s/ Kelly J. Stevens
Name:	Kelly J. Stevens
Title:	VP Asset Management & 5/17/10

LESLIE’S POOLMART, INC.

By:	/s/ Steven L. Ortega
Name:	Steven L. Ortega
Title:	EVP/CFO

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